Exhibit 5.1

200 East Randolph Drive Chicago, Illinois 60601
312 861-2000 www.kirkland.com August 29, 2006	Facsimile: 312 861-2200

Syniverse Holdings, Inc.

8125 Highwoods Palm Way

Tampa, Florida 33647

Ladies and Gentlemen:

We are acting as special counsel to Syniverse Holdings, Inc., a Delaware corporation (the “Company”), in connection with the proposed registration by the Company of 19,620,667 shares of its common stock, par value $0.001 per share (the “Common Stock”), pursuant to a Registration Statement on Form S-3, filed with the Securities and Exchange Commission (the “Commission”) on the date hereof, under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”). The shares of Common Stock that may be offered and sold pursuant to the Registration Statement may be either (i) shares of Common Stock originally issued in connection with the Company’s offer and sale of Common Stock pursuant to the Registration Statement (the “Primary Shares”) or (ii) shares of currently outstanding Common Stock to be offered and sold by the selling stockholders to be named in the Registration Statement (the “Secondary Shares”). For purposes of this opinion, the terms Primary Shares and Secondary Shares also refer to any additional shares of Common Stock registered pursuant to Rule 462(b) under the Act.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the organizational documents of the Company and (ii) minutes and records of the corporate proceedings of the Company with respect to the issuance and sale of the Primary Shares and the original issuance of the Secondary Shares.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due

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Syniverse Holdings, Inc.

August 29, 2006

authorization, execution and delivery of all documents by the parties thereto other than the Company. We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of the selling stockholders and officers and other representatives of the Company. With respect to our opinion set forth in paragraph (b) below, we have assumed that (i) the Secondary Shares were acquired in February 2005 upon the dissolution of Syniverse Holdings, LLC following the Company’s initial public offering of Common Stock and (ii) Syniverse Holdings, LLC acquired the shares of Common Stock or shares of the Company’s class A cumulative redeemable preferred stock, which were converted into the shares of Common Stock, constituting the Secondary Shares in February 2002 as part of the acquisition of Syniverse Technologies, Inc. (formerly TSI Telecommunications Services, Inc.) from Verizon Information Services Inc.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:

(a)	when (i) the Registration Statement becomes effective under the Act, (ii) the Board of Directors, or duly authorized committee thereof, has taken all necessary action to approve the issuance and sale of the Primary Shares and (iii) the appropriate certificates representing the Primary Shares are duly countersigned and registered by the Company’s transfer agent/registrar and delivered to the purchasers of the Primary Shares against payment of the agreed consideration, the Primary Shares will be validly issued, fully paid and nonassessable (provided that the consideration paid therefore is not less than the par value thereof); and

(b)	the Secondary Shares issued and outstanding as of the date of this opinion have been duly authorized, validly issued and fully paid and are nonassessable.

Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies and (iv) any laws except the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware constitution and reported judicial decisions interpreting these laws.

Syniverse Holdings, Inc.

August 29, 2006

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission. This opinion and consent may be incorporated by reference in a subsequent registration statement on Form S-3 filed pursuant to Rule 462(b) under the Act with respect to the registration of additional securities for sale in the offering contemplated by the Registration Statement.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the sale of Primary Shares or Secondary Shares.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Sincerely,

/s/ Kirkland & Ellis LLP

Kirkland & Ellis LLP